Exhibit 99.1

Heska Corporation	Hayden IR:
John McMahon, Chief Financial Officer	Brett Maas, Managing Partner
970.619.3082	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports First Quarter Results
Revenue up 12%; Operating Income up 42%; Net Income up 288%

LOVELAND, CO, May 2, 2017 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its first quarter ended March 31, 2017.

First Quarter 2017 Highlights with Prior Year Comparison:

•	Revenue up 12% to $30.4 million.

•	Operating income up 42% to $2.8 million.

•	Net income attributable to Heska up 288% to $4.6 million.

•	Earnings per share up 259% to $0.61 per diluted share.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The first quarter of 2017 built nicely upon the foundations set over the past couple of years. Blood diagnostics subscribers grew as Heska again saw market share gains with lasting growth visibility unique to our subscriptions model. Blood diagnostics revenue rose 22% in the period. Digital imaging sales were in line with our expectations and below record 2016 levels, offset by vaccines, allergy, and pharmaceuticals sales that surged 56% in a great start to the year. I am very pleased with our early 2017 performance. Entering the second quarter, we continued to have good subscriptions visibility, solid price realization, large addressable targets, improving operating leverage, a solid balance sheet, and a multi-pronged growth strategy. Margins have expanded, profitability is up, topline growth is in line with our expectations, and we are well positioned to outperform others this year and over the next several years.”

“Veterinary market indicators continue to point to a strong environment for the rest of 2017,” added Mr. Wilson. “Aided by this trend, our 2017 focus is on cost, systems and margin optimization for long-term and increasing profitability as we expand. In the face of large competitors who have and will contest our progress every step of the way, Heska teams are hard at work on numerous expansion initiatives. We are competing effectively for new market share, adding to our test menu, benefiting from end user prosperity and price, expanding and extended our multi-year contracts with customers, deepening our commitment to subscriptions over capital sales, broadening our sales reach in North America, and continuing to lay the foundations for an international launch of our diagnostics subscription model. Heska is hard at work on these and so many other positive activities because the rewards for doing them well are large and meaningful. We intend to do each of them well.”

Financial Results
2017 first quarter revenue was $30.4 million, a 12% increase from $27.1 million in the first quarter of 2016. With core blood diagnostics revenue rising 22%, partially offset by an expected 26% reduction in imaging revenue, total first quarter Core Companion Animal Health segment revenue increased 5% to $24.6 million, up from $23.4 million in the first quarter of 2016. Our Other Vaccines, Pharmaceuticals and Products segment revenue increased 56% to $5.8 million, up from $3.7 million in the first quarter of 2016, driven by a strong broad based performance and an increase in sales from our contract with Elanco.

First quarter gross profit rose 15% to $13.2 million, compared to $11.4 million in the prior year. First quarter gross margin was 43.5%, up 140 basis points over the 42.1% gross margin in the first quarter of 2016. Total operating expenses in the first quarter of 2017 were $10.4 million (34.3% of sales), compared to $9.5 million (34.9% of sales), in the prior year period. First quarter operating margins improved 190 basis points to 9.2%, compared to 7.3% in the prior year. Operating income grew 42% to $2.8 million during the first quarter of 2017, compared to $2.0 million in the first quarter of 2016. Net income attributable to Heska Corporation rose 288% to $4.6 million, or $0.61 per diluted share, in the first quarter of 2017, compared to $1.2 million, or $0.17 per diluted share, in the first quarter of 2016.

Income Taxes
The Company’s effective income tax rate was a benefit of 51% for the first quarter of 2017, compared to tax expense of 31% for the first quarter of 2016. The effective tax rate for this quarter was favorably impacted by the discrete tax benefits associated with larger than normal stock compensation activity during the quarter which was subject to ASU 2016-09 accounting guidance we adopted in June of 2016. The Company estimates these discrete tax benefits impacted the first quarter of 2017 by approximately $2.2 million, or $0.29 of diluted earnings per share. The Company anticipates that ASU 2016-09 impacts will continue, varying significantly by quarter based on stock sale activity, settlement specifics, stock price levels, and other factors, and will moderate in the future.

Balance Sheet
At March 31, 2017, Heska had $12.2 million in cash and cash equivalents, compared to $6.2 million in the prior year period, and working capital of $24.9 million. Stockholders' equity increased to $92.7 million as of March 31, 2017, up from $87.0 million as of December 31, 2016.

Investor Conference Call
Management will conduct a conference call on May 2, 2017 at 9 a.m. MDT (11 a.m. EDT) to discuss the first quarter 2017 financial results. To participate, dial 1- 888-256-9157 (domestic) or 1-913-312-0860 (international) and reference conference call access number 8951708. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 9, 2017. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 8951708. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include blood testing instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company’s core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2016.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Core companion animal health	$24,607	$23,434
Other vaccines, pharmaceuticals and products	5,775	3,712
Total revenue, net	30,382	27,146

Cost of revenue	17,173	15,704

Gross profit	13,209	11,442

Operating expenses:
Selling and marketing	6,100	5,619
Research and development	530	575
General and administrative	3,791	3,278
Total operating expenses	10,421	9,472
Operating income	2,788	1,970
Interest and other income, net	(62)	(133)
Income before income taxes	2,850	2,103
Income tax expense (benefit):
Current income tax expense	7	74
Deferred income tax expense (benefit)	(1,460)	582
Total income tax expense (benefit)	(1,453)	656

Net income	4,303	1,447
Net income (loss) attributable to non-controlling interest	(304)	261
Net income attributable to Heska Corporation	$4,607	$1,186

Basic earnings per share attributable to Heska Corporation	$0.66	$0.18
Diluted earnings per share attributable to Heska Corporation	$0.61	$0.17

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	7,011	6,496
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,594	7,164

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2017	2016*
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$12,183	$10,794
Accounts receivable, net of allowance for doubtful accounts of $275 and $237, respectively	14,197	20,857
Due from – related parties	115	100
Inventories, net	24,920	20,395
Other current assets	3,499	3,127
Total current assets	54,914	55,273

Property and equipment, net	16,358	16,581

Goodwill	26,663	26,647
Other intangible assets, net	2,249	2,346
Deferred tax asset, net	22,582	21,122
Other non-current assets	10,799	8,875
Total assets	$133,565	$130,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,669	$7,154
Accrued liabilities	6,259	6,469
Current portion of deferred revenue	3,489	3,439
Obligation to purchase minority interest	13,757	14,602
Line of credit and other short-term borrowings	819	750
Total current liabilities	29,993	32,414
Long-term liabilities	10,874	11,455
Total liabilities	40,867	43,869

Stockholders' equity	92,698	86,975
Total liabilities and stockholders' equity	$133,565	$130,844

* December 31, 2016 amounts are derived from the December 31, 2016 audited Consolidated Financial Statements